Exhibit 10.2.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective September 30, 2009, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the "Company"), and MARCUS C. ROWLAND, an individual (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company previously retained the services of the Executive under the Employment Agreement dated effective October 1, 2006, (the "Prior Agreement").

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to renew the Executive's employment arrangement and to maximize the Executive's incentive to remain as an employee and officer of the Company.

WHEREAS, as a result of the Executive's contribution to the Company and the Company's consummation of the joint venture transactions consummated by the Company during 2008 that increased the Company's intrinsic value by at least $10 billion, the Board of Directors has also determined that it is in the best interests of the Company to grant to the Executive an incentive award as provided herein.

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety to incorporate the foregoing and other changes to the employment arrangement between the Company and the Executive.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1.
Employment.  The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement.  The Executive is engaged as an Executive of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2.
Executive's Duties.  The Executive is employed on a full-time basis.  Throughout the term of this Agreement, the Executive will use the Executive's best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company's affiliated entities consistent with developing and maintaining a quality business operation. The Executive shall also devote all of Executive's working time, attention and energies to the performance of Executive's duties and responsibilities under this Agreement.

2.1
Specific Duties.  The Executive will serve as Executive Vice President – Finance & CFO for the Company, and in such positions as are mutually agreed upon by the parties. The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the Executive's supervisor. During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of any of the Company's affiliated entities as determined in such affiliates' Board of Directors' sole discretion.  The services of the Executive will be requested and directed by the Chief Executive Officer, Mr. Aubrey K. McClendon.

2.2
Rules and Regulations.  The Company has issued various policies and procedures applicable to employees and the Executive including an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company.  The Executive agrees to comply with such policies and procedures except to the extent inconsistent with this Agreement.  Such policies and procedures may be changed or adopted in the sole discretion of the Company without advance notice.

2.3
Stock Investment.  The Executive acknowledges that the Executive is expected to own not less than twenty-five thousand (25,000) shares of the Company's common stock at all times after September 29, 2009 and prior to termination of the Agreement.  In the event the Executive's stock investment is less than 25,000 shares, the Executive will have a grace period of at least ninety (90) days to restore the Executive's stock investment to the guideline amount.  The Compensation Committee of the Board of Directors (the "Compensation Committee") may in its discretion extend the grace period for complying with the Executive's stock investment guideline. The Company has no obligation to sell to or to purchase from the Executive any of the Company's stock in connection with this paragraph and has made no representations or warranties regarding the Company's stock, operations or financial condition.

3.
Other Activities.  Except as provided in this Agreement or approved by the Compensation Committee, or its designee, as applicable, in writing, the Executive agrees not to:  (a) engage in other business activities independent of the Company; (b) serve as a general partner, officer, executive, director or member of any corporation, partnership, company or firm; or (c) directly or indirectly invest, participate or engage in the Oil and Gas Business.  For purposes of this Agreement the term "Oil and Gas Business" means:  (i) producing oil and gas; (ii) drilling, owning or operating an interest in oil and gas leases or wells; (iii) providing material or services to the Oil and Gas Business; (iv) refining, processing or marketing oil or gas; or (v) owning an interest in or assisting any corporation, partnership, company, entity or person in any of the foregoing.  The foregoing will not prohibit: (v) ownership of publicly traded securities; (w) ownership of royalty interests where the Executive owns or previously owned the surface of the land covered in whole or in part by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (x) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas owned prior to the Executive's date of first employment with the company and disclosed to the Company in writing; (y) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas acquired by the Executive through a bona fide gift or inheritance subject to disclosure by Executive to the Company in writing; or (z) service as an officer or director of a not-for-profit organization.  If the Executive serves as a director or officer of a not-for-profit organization, the Executive shall disclose the name of the organization and their involvement in an annual disclosure statement, the form of which shall be provided by the Company.

4.           Executive's Compensation.  The Company agrees to compensate the Executive as follows:

4.1
Base Salary.  A base salary (the "Base Salary"), at the initial annual rate of not less than Eight Hundred Sixty Thousand Dollars ($860,000.00) will be paid to the Executive in regular installments in accordance with the Company's designated payroll schedule.  The Executive Agrees that the Base Salary will not exceed the amount set forth in this paragraph prior to September 30, 2012.

4.2
Bonus.  In addition to the Base Salary described in paragraph 4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive.  Any bonus compensation is subject to the requirement that the Executive be employed on the bonus payment date(s) selected by the Company and will be at the absolute discretion of the Company in such amounts and at such times as the Board of Directors of the Company may determine. The Executive Agrees that any bonus compensation payable under this paragraph 4.2 during any calendar year through 2012 will not exceed the sum of the bonus compensation paid to the Executive (a) for the last half of 2008, plus (b) for the first half of 2009.

4.3
Equity Compensation.  In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically receive grants of Chesapeake Energy Corporation restricted stock or other awards from the Company's various equity compensation plans, subject to the terms and conditions thereof.

4.4
Benefits.  The Company will provide the Executive such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided to similarly situated executives of  the Company and as are set forth in and governed by the Company's Employment Policies Manual. The Company will also provide the Executive the opportunity to apply for coverage under the Company's medical, life and disability plans, if any.  If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time.  The Executive is subject to all of the terms and provisions of the Company's benefit plans or policies.  The following specific benefits will also be provided to the Executive at the expense of the Company:

4.4.1
Vacation.  The Executive will be entitled to take four (4) weeks of paid vacation, calculated from the Executive's anniversary date, during the term of this Agreement.  No additional compensation will be paid for failure to take vacation.

4.4.2
Membership Dues.  The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in a club in the Oklahoma City area selected by the Executive; and (b) the reasonable cost of any approved business entertainment at such club.  Such reimbursement shall be made within thirty (30) days of the date such costs are incurred and submitted for reimbursement.  All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive and the Company will have no liability with respect to such amounts.

4.5
Change of Control Payment.  If, during the term of this Agreement, there is a Change of Control (as hereafter defined) the Executive will be entitled to a lump sum payment (the "Change of Control Payment") within thirty (30) days of the effective date of the Change of Control (in addition to any other amounts payable to the Executive under this Agreement or otherwise including the acceleration of the 2008 Incentive Award Payments under paragraph 4.6 of this Agreement) in an amount equal to two hundred percent (200%) of: (a) the Executive's then current Base Salary under paragraph 4.1 of this Agreement and (b) the actual bonuses paid to the Executive during the twelve (12) calendar months preceding the Change of Control under paragraph 4.2 of this Agreement or its predecessor.  Additionally, upon the occurrence of such a Change of Control all Equity Compensation granted to the Executive under Section 4.3 of this Agreement will be immediately vested and the remaining unpaid installments of the 2008 Incentive Award under paragraph 4.6 of this Agreement will be paid in a lump sum contemporaneously with the Change of Control Payment.  For the purpose of this Agreement, a "Change of Control" means the occurrence of any of the following:

(a)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding shares of the Company's common stock (the "Outstanding CHK Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding CHK Voting Securities").  For purposes of this paragraph, the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by or sponsored by Mr. Aubrey K. McClendon; (iv) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below;

(b)
the individuals who, as of June 12, 2009, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors.  Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(c)
the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or,

(d)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.6
2008 Incentive Award.  In addition to any bonus compensation under paragraph 4.2 of this Agreement, the Company hereby grants to the Executive an incentive award in the amount of Nine Million Six Hundred Twelve Thousand Five Hundred Dollars ($9,612,500.00) (the "2008 Incentive Award") to be paid in four (4) equal annual installments. The first installment of the 2008 Incentive Award will be paid no later than September 30, 2009 and the remaining installments of the 2008 Incentive Award will be paid on September 30, 2010, September 30, 2011 and September 30, 2012. Except as expressly provided herein or approved by the Board of Directors, the payment of each installment of the 2008 Incentive Award is conditioned on the continued employment of the Executive by the Company or an affiliate of the Company on the scheduled date of payment of such installment.  The remaining unpaid installments of the 2008 Incentive Award will be accelerated and payable in a lump sum: (a) on a Change of Control in accordance with paragraph 4.5 of this Agreement; (b) as provided in paragraphs 6.1.1, 6.2, 6.4 and 6.5 of this Agreement.  The amounts payable under this paragraph will be excluded from all other wage and benefit computations including, without implied limitation, the base used to compute 401(k) benefits, deferred compensation benefits, change of control payments and severance compensation.

5.
Term.  The employment relationship evidenced by this Agreement is an "at will" employment relationship and the Company reserves the right to terminate the Executive at any time with or without cause as provided herein.  In the absence of such termination, this Agreement will commence on September 30, 2009 and end on September 30, 2012 (the "Expiration Date").

6.	Termination. This Agreement will continue in effect until the expiration of the term stated in paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

6.1	Termination by Company. The Company will have the following rights to terminate this Agreement:

6.1.1
Termination without Cause.  The Company may terminate this Agreement without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) business days after the date of such notice (the "Termination Date").  In the event of elimination of the Executive's job position or reduction in duties and/or reassignment of the Executive to a new position of less authority or reduction in Base Salary (collectively referred to as the "Good Reason Conditions") the Executive may terminate this Agreement if the Executive provides notice to the Company within ninety (90) days of the initial existence of the Good Reason Condition and a thirty (30) day period for the Company to cure the Good Reason Condition.  If the Company fails to cure the Good Reason Condition within the thirty (30) day cure period, the Executive may terminate this Agreement and it will be deemed to be a termination without Cause.  In the event the Executive is terminated without Cause, the Executive will receive as termination compensation within thirty (30) days of the Termination Date: (a) fifty-two (52) weeks of Base Salary in a lump sum payment; (b) all Equity Compensation granted to Executive under Section 4.3 of this Agreement and any Supplemental Matching Contributions to the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the “401(k) Make-Up Plan”) shall be immediately vested; (c)  the remaining unpaid portion of the 2008 Incentive Award under paragraph 4.6 of this Agreement in a lump sum payment; and (d) payment of any vacation pay accrued through the Termination Date.  The right to the foregoing termination compensation under clauses (a), (b) and (c) above is subject to the Executive's execution of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company and the Executive's compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.2
Termination for Cause.  The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a "Termination For Cause") by giving the Executive written notice of such termination, which shall take effect immediately upon the giving of such notice to the Executive.  As used in this Agreement, "Cause" means (a) the Executive's breach or threatened breach of this Agreement; (b) the Executive's neglect of duties or failure to act, other than by reason of disability or death; (c) the misappropriation, fraudulent conduct, or acts of workplace dishonesty by the Executive with respect to the assets or operations of the Company or any of its subsidiaries or affiliated companies; (d) the Executive's failure to comply with directives from superiors or written company policies; (e) the Executive's personal misconduct which injures the Company and/or reflects poorly on the Company's reputation; (f) the Executive's failure to perform Executive's duties; or (g) the conviction of the Executive for, or a plea of guilty or no contest to, a felony or any crime involving moral turpitude.  In the event this Agreement is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than any vacation pay accrued through the Termination Date.

6.2
Termination by Executive.  The Executive may voluntarily terminate this Agreement with or without cause by the service of written notice of such termination to the Company specifying a Termination Date no sooner than thirty (30) days after the date of such notice.  The Company reserves the right to end the employment relationship at any time after the notice date and to pay Executive through the notice date.  If this Agreement is terminated by the Executive in accordance with this paragraph: (a)  the obligations of the parties will be controlled by paragraphs 6.3 and 6.6 of this Agreement; and (b) if the termination is based in whole, or in part, on the breach by the Company of a material provision of this Agreement or another material obligation of the Company in favor of the Executive and the breach is not cured after thirty (30) days written notice and the Executive has not exercised the termination rights under paragraph 6.1.1 of this Agreement, in addition to any other amounts the Executive will be entitled to a lump sum payment of the remaining unpaid installments of the 2008 Incentive Award under paragraph 4.6 of this Agreement.

6.3
Retirement by Executive.  In the event the Executive is fifty-five (55) years or older and terminates this Agreement under paragraph 6.2 of this Agreement, the Executive will be (a) eligible for accelerated vesting of the unvested Equity Compensation awarded by the Company with the exception of any Equity Compensation issued to the Executive under the 2006 Long Term Stock Incentive Program award; and (b) eligible for accelerated vesting of the unvested Supplemental Matching Contributions to the 401(k) Make-Up Plan.  The accelerated vesting under clauses (a) and (b) of this paragraph will be in accordance with the retirement matrix (the "Retirement Matrix") attached to this Agreement.

6.4
Incapacity of Executive.  If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Company's management prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination may be deemed as a termination for Cause, the Executive will be entitled to receive within thirty (30) days of the Date of Termination: (a) a payment of twenty-six (26) weeks of Base Salary in a lump sum; (b) all Equity Compensation granted to the Executive under Section 4.3 of this Agreement and any Supplemental Matching Contributions to the 401(k) Make-Up Plan shall be immediately vested; (c) a lump sum payment of the remaining unpaid installments of the 2008 Incentive Award under paragraph 4.6 of this Agreement; and (d) payment of any vacation pay accrued through the Termination Date.  Notwithstanding the foregoing, the amount payable under clause (a) above will be reduced by any benefits payable under any disability plans provided by the Company.  The right to the foregoing compensation due under clauses (a), (b) and (c) above is subject to the execution by the Executive or the Executive's legal representative of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company.  In applying this section, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

6.5
Death of Executive.  If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation except the Company will: (a) pay fifty-two (52) weeks of Base Salary in a single lump sum payment within ninety (90) days of the date of the Executive's death; (b) immediately vest all Equity Compensation granted to the Executive under Section 4.3 of this Agreement and any Supplemental Matching Contributions to the 401(k) Make-Up Plan; (c) pay in a lump sum the remaining unpaid portion of the 2008 Incentive Award under paragraph 4.6 of this Agreement within ninety (90) days of the date of the Executive's death; and (d) pay any vacation pay accrued through the Termination Date .  Amounts payable under this Section 6.5 shall be paid to the beneficiary designated on the Company's universal beneficiary designation form in effect on the date of the Executive's death.  If the Executive fails to designate a beneficiary or if such designation is ineffective, in whole or in part, any payment that would otherwise have been paid under this Section 6.5 shall be paid to the Executive's estate.  The right to the foregoing compensation due under clauses (a), (b) and (c) is subject to the execution by the beneficiary, or as applicable, the administrator of the Executive's estate of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company.

6.6
Effect of Termination.  The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of Executive's employment in accordance with paragraph 7 of this Agreement and the Executive shall comply with all other post employment requirements including paragraphs 7, 8, 9, 10, 11, 12, 13 and 14.  Except as otherwise provided in paragraphs 4.5, 4.6 and 6 of this Agreement and payment of any vacation pay accrued through the Termination Date, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement.  All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company in the Executive's possession will remain the property of the Company.  The Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company at a time determined by the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive's office space after such date.  Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive's employment. Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the Termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company's premises before or after the Termination Date.  In the event that the Executive separates employment with the Company, Executive hereby grants consent to notification by the Company to Executive's new employer about Executive's rights and obligations under this Agreement. Upon such termination of employment, the Executive further agrees to acknowledge compliance with this Agreement in a form reasonably provided by the Company.

7.
Confidentiality.  The Executive recognizes that the nature of the Executive's services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is the foundation on which the business of the Company is predicated.  The Executive also acknowledges that, during the course of employment, the Executive may have personal contact and conduct business with the customers, suppliers and accounts of the Employer.  The Executive agrees not to disclose to any person other than authorized Executives of the Company or the Company's legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information ("Confidential Information").  Confidential Information includes data or material (regardless of form) which is:  (a) a trade secret (a trade secret shall include any formula, pattern, device or compilation of information used by the Employer in its business); (b) provided, disclosed or delivered to Executive by the Company, any officer, director, Executive, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, Executives, borrowers or customers of the foregoing.  The Executive acknowledges that Executive will obtain unique benefits from employment and the provisions contained in this Agreement are reasonably necessary to protect the Employer's legitimate business interests.  On request by the Company, the Company will be entitled to the return of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for a period of three (3) years.  The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information.  For purposes of paragraphs 7, 8, 9, 10 and 13 of this Agreement, the Company expressly includes any of the Company's affiliated corporations, partnerships or entities.

8.
Non-Competition.  For a period of six (6) months after the Executive is no longer employed by the Company for any reason, the Executive will not acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil and gas interest on the date of the resignation or termination of the Executive.

9.
Non-Solicitation.  The Executive agrees that during his/her employment hereunder, and for the one (1) year period immediately following the separation of employment for any reason, the Executive shall not solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company.  The Executive further agrees that the Executive will not request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel its business with the Company.

10.
Non-Solicitation of Employees.  The Executive covenants that during the term of employment and for the one (1) year period immediately following the separation of employment for any reason, Executive will neither directly nor indirectly induce nor attempt to induce any Executive or Employee of the Company to terminate his or her employment to go to work for any other Company.

11.
Reasonableness.  The Company and Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply.  The Company and Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company's interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company's interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

12.
Equitable Relief.  The Executive acknowledges that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage.  The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company.  By reason thereof,  the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

13.
Proprietary Matters.  The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or intellectual property that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive's regular working hours or otherwise, will be the sole and exclusive property of the Company.  Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to:  (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how.  However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its affiliates.  The foregoing will not prohibit any activities which are expressly permitted by the last sentence of paragraph 3 of this Agreement during the term of this Agreement.

14.
Arbitration.  Any disputes, claims or controversy's between the Employer and Executive including, but not limited to those arising out of or related to this Agreement or out of the parties' employment relationship, shall be settled by arbitration as provided herein.  This agreement shall survive the termination or rescission of this Agreement.  All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location.  The decision of the arbitrator will be enforceable in any court of competent jurisdiction.  The parties, however, agree that the Employer shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction.  The parties further agree that this arbitration provision is not only applicable to the Company but its affiliates, officers, directors, employees and related parties.

15.           Miscellaneous.  The parties further agree as follows:

15.1	Time. Time is of the essence of each provision of this Agreement.

15.2
Notices.  Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Chesapeake Energy Corporation
Post Office Box 18496
Oklahoma City, OK 73154-0496
Attn: Aubrey K. McClendon

To the Executive:	Marcus C. Rowland
15000 Wilson Road
Edmond, OK 73013

15.3
Assignment.  Neither this Agreement nor any of the parties' rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any wholly owned affiliate or subsidiary of Chesapeake Energy Corporation without Executive's consent as well as to any purchaser of the Company.

15.4
Construction.  If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  Except as provided for in paragraph 14, this Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

15.5
Entire Agreement.  This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

15.6
Binding Effect.  This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns.  In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of paragraph 15.3 to effect such assumption.

15.7
Supersession.  This Agreement supersedes and replaces any prior employment agreements including the Prior Agreement.  On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual.  In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

15.8	Third-Party Beneficiary. The Company's affiliated entities and partnerships are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder.

15.9
Section 409A.  This Agreement is intended to comply with Internal Revenue Code Section 409A and related U.S. Treasury regulations or pronouncements ("Section 409A") and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on his Termination Date to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then the payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided (subject to the last sentence hereof) on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive's Termination of employment or (ii) the date of the Executive's death (the "Delay Period").  Payments subject to the Delay Period shall be paid to the Executive without interest for such delay in payment.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation.

By:	/s/ AUBREY K. MCCLENDON
Aubrey K. McClendon, Chief Executive Officer
(the "Company")

By:	/s/ MARCUS C. ROWLAND
Marcus C. Rowland, Individually
(the "Executive")

RETIREMENT MATRIX

Executive Vice President
Service Yrs	<55	55-59	60-64	>= 65
0 - 5	0%	0%	0%	0%
5 - 10	0%	60%	80%	100%
10 - 15	0%	80%	100%	100%
15 +	0%	100%	100%	100%